$12,000,000 in Common Stock and Warrants

Advaxis, Inc.

PLACEMENT AGENCY AGREEMENT

October 17, 2007

Carter Securities, LLC
767 Third Ave, 27th floor
New York, New York 10017

Ladies and Gentlemen:

Introductory. Advaxis, Inc., a Delaware corporation (the "Company"), proposes to issue and sell to certain purchasers (collectively, the "Purchasers") up to an aggregate of $12,000,000 of its common stock, par value $0.001 per share (the "Common Stock") and warrants to purchase Common Stock of the Company (the "Warrants"). The shares of Common Stock to be sold of the Purchasers (the "Shares") and the Warrants (collectively, the "Securities") will be offered and sold to the Purchasers in a private placement (the "Placement") without being registered under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder (collectively, the "Securities Act"), in reliance upon Section 4(2) ("Section 4(2)") thereof and/or Regulation D ("Regulation D") thereunder. Carter Securities, LLC ("Carter") has agreed to act as placement agent (the "Placement Agent") in connection with the Placement, subject to those terms and conditions acceptable to you as reflected in the engagement letter, dated August 16, 2007 (the "Engagement Letter"), and as otherwise set forth herein. In the event of a conflict in the provisions of this Agreement, and the provisions of the Engagement Letter, the provisions of this Agreement shall, in each instance, govern and control.

The Securities are to be sold to the Purchasers pursuant to a Securities Purchase Agreement (the "**Purchase Agreement**") to be entered into by the Company and the Purchasers. The Warrants will be exercisable into duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company (such shares, the "**Underlying Shares**") on the terms, and subject to the conditions, set forth in the Purchase Agreement.

Holders of the Securities will be entitled to the benefits of a Resale Registration Rights Agreement (the "**Resale Registration Rights Agreement**") to be entered into between the Company and the Purchasers pursuant to which the Company will agree, among other things, with respect to the Shares and the Underlying Shares, to file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act (the "**Resale Registration Statement**") covering the resale of the Shares and the Underlying Shares, and to cause the Resale Registration Statement to be declared effective within the time periods and subject to the limitations specified therein.

This Agreement, the Purchase Agreement, the Resale Registration Rights Agreement and the Engagement Letter are referred to herein collectively as the "**Transaction Documents,**" and the transactions contemplated hereby and thereby are referred to herein collectively as the

"**Transactions.**" Nothing in this Agreement should be read to limit or otherwise modify the terms and other provisions of the Engagement Letter.

The Company hereby confirms its agreement with the Placement Agent as follows:

Section 1. Representations, Warranties and Agreements of the Company and the Placement Agent.

A. Representations, Warranties and Agreements of the Company. The Company hereby reaffirms for the benefit of the Placement Agent those certain representations and warranties made by the Company in Section 3 of the Purchase Agreement, and such representation and warranties are hereby incorporated herein, with the same force and effect as if set forth herein in full.

B. Representations, Warranties and Agreements of the Placement Agent. The Placement Agent hereby represents, warrants and covenants to, and agrees with, the Company as follows:

(a) No General Solicitation. The Placement Agent will not solicit offers for the Company for the Securities by means of any form of general solicitation or general advertising in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2).

(b) Limitation on Offerees. The Placement Agent will solicit offers for the Company for the Securities only from persons whom it reasonably believes to be (i) a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act or (ii) "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

(c) Registered Broker-Dealer. The Placement Agent is a registered broker-dealer pursuant to the Securities Exchange Act of 1934, as amended, (the "**Exchange Act**") and any applicable state statute and a member in good standing of the National Association of Securities Dealers, Inc.

(d) Authority, etc. The Placement Agent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder; this Agreement has been duly authorized by the Placement Agent and, when executed and delivered by the Placement Agent, will constitute a valid and binding agreement of the Placement Agent, enforceable against the Placement Agent in accordance with its terms.

(e) Completion of Placement. The Placement Agent shall use commercially reasonable efforts to complete the Placement. The Placement Agent will contact potential investors and provide related services that the Placement Agent deems advisable and reasonable that may facilitate the successful completion of the Placement.

(f) Record Retention. The Placement Agent shall maintain appropriate records of the documents signed by each Purchaser for a period of at least four years after the termination of this Agreement.

(g) Confidentiality. The Placement Agent agrees that any information provided by the Company or any of its representatives in connection with this engagement is for the confidential use of the Placement Agent only and the Placement Agent will not, and will not permit any third party to, disclose or otherwise refer to such information, or to the Company, in any manner without the Company's prior written consent.

Section 2. Engagement of Placement Agent; Fees; Expenses.

(a) Engagement of Carter. The Company hereby engages Carter as the Placement Agent, and the Company hereby authorizes Carter to act as such in connection with the Placement. On the basis of the representations, warranties and agreements of the Company contained in this Agreement or incorporated by reference herein, and subject to, and in accordance with, the terms, conditions and other provisions hereof, Carter agrees to act as Placement Agent to place the Securities as contemplated by this Agreement. The Company acknowledges that the Placement Agent's engagement hereunder does not constitute any firm commitment or undertaking, express or implied, on the part of the Placement Agent to purchase or place any of the Securities and does not constitute any representation, warranty or agreement that any financing will be available to the Company.

(b) Placement Agent's Fee. As compensation for the Placement Agent's services hereunder, the Company hereby agrees to pay the Placement Agent on the closing date of the Placement (the "**Closing Date**") the fee as specified in the Engagement Letter. Provided, however, that the provision of Section 5 of the Engagement Letter are amended to provide that the exercise price of the Placement Agent Warrant shall be the same as the exercise price of the Warrants received by Investors in the Placement, which is $0.20 per share. In addition, the Company confirms its obligation to reimburse the Placement Agent for its expenses as specified in the Engagement Letter, whether or not the Placement is closed or this Agreement expires or is terminated for any reason, and also agrees to pay all other fees and expenses of the Transactions to the extent set forth in the Engagement Letter.

(c) Placement Agent as Independent Contractor. The Company hereby acknowledges that, in connection with the Transactions, (i) the Placement, including the determination of the offering price of the Securities and any related discounts, commissions and fees, shall be an arm's-length commercial transaction between the Company and the Purchasers, (ii) the Placement Agent will be acting as an independent contractor and will not be the agent or fiduciary of the Company or its stockholders, creditors, employees, the Purchasers or any other party, (iii) the Placement Agent shall not assume an advisory or fiduciary responsibility in favor of the Company (irrespective of whether the Placement Agent has advised or is currently advising the Company on other matters), and the Placement Agent shall have no obligation to the Company with respect to the Transactions except as may be set forth expressly herein, (iv) the Placement Agent and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (v) the Placement Agent shall not provide any legal, accounting, regulatory or tax advice with respect to the Transactions and the Company shall consult its own legal, accounting, regulatory and tax advisors to the extent it deems appropriate.

(d) Notification of Potential Purchasers. In order to allow proper coordination of the proposed Placement, during the term of this engagement, the Company will promptly notify the Placement Agent of any potential purchasers known to the Company to be interested in purchasing any of the Securities, and the Company will keep the Placement Agent fully and promptly informed of the status of any discussions or negotiations between the Company and any such potential purchasers.

(e) Confidentiality. The Company agrees that any information or advice rendered by the Placement Agent or any of its representatives in connection with this engagement is for the confidential use of the Company only and the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information, or to the Placement Agent, in any manner without the Placement Agent's prior written consent.

Section 3. Additional Covenants and Agreements of the Company. The Company further covenants and agrees with the Placement Agent as follows:

(a) Marketing. The Company shall participate, and cause its officers and representatives to participate, in the Placement, including in the marketing of the Securities and meeting with prospective purchasers of any of the Securities, and afford prospective purchasers the opportunity to conduct customary due diligence and make inquiries relevant to their investment decisions regarding the Securities.

(b) Blue Sky Compliance. The Company shall cooperate with the Placement Agent and counsel for the Placement Agent to qualify or register the Securities for sale under (or obtain exemptions from the application of) the state securities or blue sky laws or Canadian provincial securities law (or other foreign laws) of those jurisdictions designated by the Placement Agent, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Placement Agent promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(c) Use of Proceeds. The Company shall use a portion of the net proceeds from the sale of the Securities sold by it to repay all of the outstanding principal and interest relating to the Company's Secured Convertible Debentures due February 1, 2009 and to repurchase the Warrants issued to Cornell Capital Partners, LP (the "Cornell Securities"). The Company shall use the remaining net proceeds from the sale of the Securities hereunder for working capital purposes, and shall not use any of the net proceeds for (a) the satisfaction of any portion of the Company's debt (other than the repayment of the Cornell Debentures and payment of trade payables in the ordinary course of the Company's business and prior practices), (b) the redemption of any Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) or (c) the settlement of any outstanding litigation.

(d) Transfer Agent. The Company shall maintain, at its expense, a registrar and transfer agent for the shares of Common Stock (including the Underlying Shares).

(e) Investment Limitation. The Company shall not invest, or otherwise use the proceeds received by the Company from its sale of the Securities in such a manner as would require the Company or any of its subsidiaries to register as an investment company under the Investment Company Act.

(f) No Stabilization or Manipulation. The Company will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Shares or the Underlying Shares or any other reference security in a manner that would directly or indirectly violate Regulation M, whether to facilitate the sale or resale of the Securities or otherwise.

Section 4. Conditions of the Placement Agent's Obligations. The obligations of the Placement Agent as provided herein shall be subject to the accuracy of the representations, warranties and agreements of the Company set forth herein as of the date hereof and as of the Closing Date as though then made, to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following conditions:

(a) Opinion of Counsel for the Company. On the Closing Date the Placement Agent shall have received the opinion of Reitler Brown & Rosenblatt LLC, counsel for the Company, dated as of such Closing Date, the form of which is attached as Exhibit A.

(b) Additional Documents. On or before the Closing Date, the Placement Agent shall have received such information, documents and opinions as it may reasonably require in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

Section 5. Indemnification. The indemnity provisions set forth in Section 7 and Appendix A to the Engagement Letter, and all defined terms used therein or related thereto, are hereby incorporated herein, with the same force and effect as if set forth herein in full. The indemnity agreement set forth in this Section 5 shall be in addition to any liabilities that the Company may otherwise have.

Section 6. Contribution. The contribution provisions set forth Appendix A to the Engagement Letter, and all defined terms used therein or related thereto, are hereby incorporated herein, with the same force and effect as if set forth herein in full.

Section 7. Effectiveness of this Agreement; Termination; and Survival.

(a) This Agreement shall become effective upon signing by the parties hereto.

(b) The Placement Agent may resign at any time and the Company may terminate the Placement Agent's services at any time, each by giving prior written notice to the other. If the Placement Agent resigns because of a good faith diligence issue or because of the failure of any condition specified in Section 4 to be satisfied when and as required (whether or not the Company's fault directly or indirectly) or the Company terminates the Placement Agent's

services for any reason, the Placement Agent and its counsel shall be entitled to receive all of the amounts due pursuant to Section 5 of the Engagement Letter up to, and including, the effective date of such expiration, termination or resignation, as the case may be. If the Placement Agent's services hereunder are terminated by the Company, and the Company completes an offering of equity or equity-linked securities within one year of such termination or expiration, with investors contacted by the Placement Agent during the engagement in connection with the Transactions (which list shall be provided by the Placement Agent to the Company within sixty (60) days of such termination, but in any event shall include not less than the Purchasers in the Placement), the Company shall pay the Placement Agent concurrently with the closing of such transaction the fees as outlined in Section 5 of the Engagement Letter. Notwithstanding any provision herein or in the Engagement Letter, the Placement Agent shall not receive Placement Agent Cash Fee or Placement Agent Warrants with respect to purchasers of Common Stock and Warrants listed on Schedule A hereto.

Section 8. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Placement Agent: Carter Securities LLC 767 Third Avenue, 27th Floor New York, New York 10017 Attention: John C. Lipman, Chairman Facsimile: (212) 989-6899	with a copy to: Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, NY 10166 Attention: Robert H. Cohen, Esq. Telephone: (212) 801-9200 Facsimile: (212) 801-6400
If to the Company: Advaxis, Inc. 675 U.S. Highway One Suite B-113 North Brunswick, NJ 08902 Attention: Thomas A. Moore Telephone: (732) 545-1590 Facsimile: (732) 545-1084	with a copy to: Reitler Brown & Rosenblatt LLC 800 Third Avenue New York, New York 10022 Attention: Gary Schonwald, Esq. Telephone: (212) 209-3090 Facsimile: (212) 371-5500

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 9. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Appendix A to the Engagement Letter, and in each case their respective successors, and personal representatives, and no other person will have any right or obligation hereunder. The term "successors" shall not include any Purchaser.

Section 10. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability

of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 11. Governing Law Provisions. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Agreement or the Transactions ("**Related Proceedings**") may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the "**Specified Courts**"), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a "**Related Judgment**"), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.

Section 12. General Provisions. This Agreement and the Engagement Letter constitute the entire agreement of the parties to this Agreement and supersede all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The failure by any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 5 and the contribution provisions of Section 6, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Sections 5 and 6 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company, its affairs and its business in order to assure that adequate disclosure has been made in the Purchase Agreement as required by the Securities Act, the Exchange Act and any other applicable law.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

ADVAXIS, INC.

By: ______________________

Name: Thomas A. Moore

Title: Chairman and CEO

The foregoing Placement Agency Agreement is hereby confirmed and accepted by the Placement Agent in New York, New York as of the date first above written.

CARTER SECURITIES, LLC

By: ______________________

Name:

Title:

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

ADVAXIS, INC.

By:__________________________
Name:
Title:

The foregoing Placement Agency
Agreement is hereby confirmed
and accepted by the Placement Agent
in New York, New York as of the
date first above written.

CARTER SECURITIES, LLC

By: [signature]
Name: John C. [illegible]
Title: Chairman + CEO

Schedule A

Exclusive List

Thomas A. Moore
Bob Cohen
John Lilly
Stephen Gold
Harris Freedman
Michael Freedman
Bridge Ventures
Talya Schatz
Cary Fields
Julie Arkin
Dr. Phillip and Maxine Patt
Centrecourt Asset Management and its related funds